UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 30, 2007

ALEXION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27756	13-3648318
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

352 Knotter Drive, Cheshire, Connecticut 06410

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 272-2596

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On March 30, 2007, the Collaboration Agreement dated as of January 25, 1999 between Alexion Pharmaceuticals, Inc, or Alexion, and The Procter & Gamble Company, or P&G (as amended, the “Collaboration Agreement”) relating to the joint development of pexelizumab in cardiovascular indications was terminated.

Under the Collaboration Agreement, Alexion and P&G each agreed to incur approximately 50% of all pexelizumab development, manufacturing, and commercialization costs, and each party would receive approximately 50% of U.S. gross margin. P&G agreed to retain responsibility for future development, manufacturing, and commercialization costs associated with pexelizumab outside the U.S. and Alexion would receive royalties on sales outside the U.S., if any.

During 2006, Alexion announced that results from a Phase III clinical trial of pexelizumab did not achieve its primary endpoint, and that this trial and prior Phase III trials of pexelizumab would not be sufficient for filing for licensing approval in the cardiac surgery indications being studied. Alexion and P&G determined not to pursue further development of pexelizumab under the Collaboration Agreement and commenced discussions to terminate the Collaboration Agreement.

Pursuant to the terms of the termination, all licenses granted by Alexion to P&G terminated effective as of March 30, 2007. In addition, data generated from clinical and nonclinical studies conducted under the Collaboration Agreement have been assigned to Alexion.

Both Alexion and P&G remain responsible for any payment obligations that accrued prior to the date of termination. Neither party made any payments to the other in consideration of the termination, and P&G retains no rights to or interests in pexelizumab (economic or otherwise).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXION PHARMACEUTICALS, INC.

Date: April 3, 2007	By:	/s/ Thomas I. H. Dubin
	Name:	Thomas I. H. Dubin
	Title:	Senior Vice President and General Counsel